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                                 SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                               (Amendment No.) 1


                               Reed Elsevier NV
-----------------------------------------------------------------------------
                                (Name of Issue)

                                  COMMON STOCK
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 758204200
-----------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 31, 2008
-----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X ] Rule 13d-1(b)

          [  ] Rule 13d-1(c)

          [  ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
____________________________________________________________________________
1 This Schedule 13G reports all of the ordinary shares held by the filers,

including ordinary shares held in the form of American Depository Shares. The CUSIP number reported is for the American Depository Shares.


CUSIP No. 758204200                    13G

_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

		MERRILL LYNCH & CO., INC. (MERRILL LYNCH)

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [ ]

_____________________________________________________________________________
3.   SEC USE ONLY

_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  Disclaimed (See #9 below)
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 Disclaimed (See #9 below)
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                Disclaimed (See #9 below)
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   Disclaimed (See #9 below)
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Merrill Lynch & Co., Inc. disclaims beneficial ownership in all shares of Reed Elsevier NV, held by Merrill Lynch International, First Republic Investment Management, INC., Merrill Lynch Bank & Trust Co., FSB and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           Disclaimed (See #9 above)
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           HC, CO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 758204200                    13G

_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Merrill Lynch International
_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]
                                                                 (b)  [_]

_____________________________________________________________________________
3.   SEC USE ONLY

____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           England
____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  417,646
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                  0
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                417,646
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   0
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           417,646

_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           .06%
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           BD

_____________________________________________________________________________






CUSIP NO. 758204200                 13G
_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Merrill Lynch Pierce, Fenner & Smith Incorporated
_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_____________________________________________________________________________
3.   SEC USE ONLY

____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  25,470
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                  0
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                25,470
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   0
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         25,470
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.00%
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           BD, IA

_____________________________________________________________________________









_____________________________________________________________________________
CUSIP No. 758204200                    13G

_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             First Republic Investment Management, Inc.
_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]
                                                                 (b)  [_]

_____________________________________________________________________________
3.   SEC USE ONLY

____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           New York
____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  0
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                  0
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                0
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   0
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           0
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           .00%
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           IA









CUSIP No. 758204200                    13G

_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Merrill Lynch Bank & Trust Co., FSB
_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]
                                                                 (b)  [_]

_____________________________________________________________________________
3.   SEC USE ONLY

____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           New Jersey
____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                  2,240
            _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                  0
            _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                2,240
               ______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   0
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           2,240
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           .00%
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                           BK








Item 1(a).  Name of Issuer:
                                  Reed Elsevier NV.
_____________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:
                               Radarweg 29
                   1043 NX Amsterdam, The Netherlands
_____________________________________________________________________________
Item 2(a).  Name of Person Filing:

              MERRILL LYNCH & CO., INC. (ML&CO.,INC)
              MERRILL LYNCH INTERNATIONAL (MLI)
              Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S) FIRST REPUBLIC INVESTMENT MANAGEMENT, INC (FRIM)
              MERRILL LYNCH BANK & TRUST CO., FSB (MLB&T,FSB)
___________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Merrill Lynch & Co. Inc.	Merrill Lynch Internatiional
	   Four World Financial Center          2 King Edward Street
	    New York, New York 10080          London EC1A 1HQ, England

                    Merrill Lynch, Pierce, Fenner & Smith Incorporated
                       Four World Financial Center
                         New York, New York 10080

Merrill Lynch Bank & Trust Co., FSB  First Republic Investment Management, Inc.
  C/O Merrill Lynch                         111 Pine Street
   4 World Financial Center            San Francisco, California 94111
   250 Vesey Street, 12th Floor
       New York, NY 10281
_____________________________________________________________________________
Item 2(c).  Citizenship:

                                  SEE ITEM 4 OF COVER PAGES
_____________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                              COMMON STOCK
_____________________________________________________________________________

Item 2(e).  CUSIP Number:
                                  758204200
_____________________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
ML & Co. is a parent holding company in accordance with Rule13d-1(b)(1)(ii)(G)

MLI, a London-based broker-dealer in securities, is a member of the International Securities Markets Association and its activities are regulated by the U.K. Securities and Futures Authority Limited and the London Stock Exchange. MLI is eligible to file this statement of beneficial ownership on Schedule 13G pursuant to a November 24, 1993 no-action letter from the United States Securities and Exchange Commission's Division of Corporation Finance (1993 SEC No-Act. LEXIS 1121 (November
24, 1993)).



Merrill Lynch, Pierce, Fenner & Smith is a:

(a) [X] Broker or dealer registered under Section 15 of the Exchange Act.

(e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

CUSIP No. 758204200                      13G

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
                             445,356 Shares Common Stock
(b)	Percent of class:
                             0.07%

(c)	Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
  						SEE ITEM 5 OF COVER PAGES
          (ii)  Shared power to vote or to direct the vote:
						SEE ITEM 6 OF COVER PAGES
          (iii) Sole power to dispose or to direct the disposition of:
						SEE ITEM 7 OF COVER PAGES
          (iv)  Shared power to dispose or to direct the disposition of
						SEE ITEM 8 OF COVER PAGE
_____________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]
______________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                            NOT APPLICABLE
______________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

MLI is a London-based broker-dealer in securities which provides its customers with general investment banking, advisory, dealing and corporate finance services, organized under the laws of England and Wales. MLI is an indirect wholly owned subsidiary of ML & Co.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, a US Broker/Dealer, and Investment Advisor, is a wholly owned subsidiary of Merrill Lynch & Co., Inc.

First Republic Investment Management, Inc., a registered Investment Advisor, is a wholly owned subsidiary of ML&Co., Inc.

Merrill Lynch Bank & Trust Co., FSB, a Federal Savings Bank, is a wholly owned subsidiary of Merrill Lynch & Co., Inc.

______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

                   NOT APPLICABLE
______________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                   NOT APPLICABLE
______________________________________________________________________________


























CUSIP No. 758204200                     13G


Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 30, 2008


MERRILL LYNCH & CO., INC.           MERRILL LYNCH INTERNATIONAL


By:  /s/ Pia Thompson               By:  /s/ Andrew Briski
--------------------------------   -------------------------------------
Name:    Pia Thompson               Name:    Andrew Briski
Title:   Assistant Secretary        Title:   Managing Director



MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


By:  /s/ Pia Thompson
-------------------------------


Name:    Pia Thompson
Title:   Assistant Secretary

FIRST REPUBLIC INVESTMENT MANAGEMENT, INC MERRILL LYNCH BANK & TRUST CO., FSB



By:  /s/ Charles Christofilis             By:  /s/  Jennifer Marre
-------------------------------           -----------------------------------
Name:    Charles Christofilis             Name:  Jennifer Marre
Title:   Chief Compliance Officer         Title: First Vice President









* Executed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.


                                  Schedule 13G
                                    Exhibit A

                                Power of Attorney

     The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under
Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or
Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including without limitation), Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in a all respects as if the undersigned could do if personally present.


     This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.


                                  MERRILL LYNCH & CO., INC.


                                  By:  /s/ David H. Komansky
                                  ____________________________________________
                                  Name:  David H. Komansky
                                  Title: President and Chief Operating Officer